LOCH ENERGY, INC.
                                  COMMON STOCK
                  AUTHORIZED ISSUE 50,000,000, $.01 PAR VALUE

This certifies that _____________ is the owner of ___________ fully paid and non-assesable shares of the COMMON STOCK of LOCH ENERGY, INC. a corporation organized under the laws of the State of Texas transferrable only on the books of the corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

In Witness whereof, the said corporation has caused this certificate to be signed by its duly authorized officers and sealed with the seal of the corporation this __________ day of __________ 19___.



          -----------------                           -----------------
              President                                   Secretary

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